Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Triad Advisors, Inc.,

Triple Acquisition Inc.,

The Shareholders of Triad Advisors, Inc.

and

Ladenburg Thalmann Financial Services Inc.

Dated as of July 9, 2008

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 9, 2008 among Triad Advisors, Inc., a Florida corporation (“Company”), the shareholders of the Company (collectively, “Sellers”), Triple Acquisition Inc., a Florida corporation (“Merger Sub”), and Ladenburg Thalmann Financial Services Inc., a Florida corporation (“Parent”). Capitalized terms used herein, but not otherwise defined herein, are defined in ARTICLE I.

R E C I T A L S:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (“FBCA”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the Company is engaged in the independent broker business, including acting as a broker-dealer, investment adviser and insurance agency (the “Business”);

WHEREAS, the respective boards of directors of each of the Company, Merger Sub and Parent have determined that the Merger is fair to, and in the best interests of, the shareholders of each such company, and have approved the execution and delivery of, and performance under this Agreement by such party, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the individuals listed on Annex A shall enter into employment letters or consulting agreements with the Company in connection with the Merger pursuant to which the Company’s existing management, including Mark Mettelman (President and CEO), Keith Mathis (Executive Vice President and COO) and Robert Bruderman (Executive Vice President), will continue to serve in such positions following the Merger; and

WHEREAS, the Company, Sellers, Merger Sub and Parent desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definition of Certain Terms. The terms defined in this ARTICLE I shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined).

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Acquisition Proposal” means any inquiry or proposal regarding any merger, sale of assets, sale of Equity Securities or similar transactions involving the Company or any Subsidiaries other than the Merger.

“Assets” means all real, personal and mixed assets, both tangible and intangible, of every kind, nature and description which are owned or leased by the Company or its Subsidiaries or used or held for use by the Company or its Subsidiaries in connection with the Business.

“business day” means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close.

“Closing Date” shall be the date upon which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Agreement” means the Second Amended and Restated Shareholders’ Agreement of the Company, dated as of February 20, 2004, as amended to date and the Principal Shareholders’ Agreement of the Company, dated September 9, 2002 as amended to date.

"Company Shares” means the common stock, par value $.01, of the Company.

“Consent” means any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any Person.

“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Covered Loss” means any and all losses, Liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), including any of the foregoing arising under, out of or in connection with any Legal Proceeding, Governmental Order or award of any arbitrator of any kind or any Law, Contract, commitment or undertaking.

“Environmental Law” means any federal, state, local or foreign Law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, or contamination.

“Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof and, in any event, shall also include (i) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest, (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest or security referred to in clause (i), (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii), and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.

"Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any foreign or domestic, federal, state, provincial, local, municipal or other governmental judicial, arbitral, legislative, executive or regulatory department, division, commission, administration, board, bureau, agency, court, tribunal, instrumentality or other body (whether temporary, preliminary or permanent), including, without limitation, all self-regulatory organizations.

“Governmental Order” means any order, writ, judgment, injunction, decree, declaration, stipulation, determination, request or award entered by or with any Governmental Entity.

“Hazardous Substance” means any substance that is, in relevant form or concentration: (i) limited, prohibited or regulated pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

“Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations for cash overdrafts, (iii) all obligations of such Person for the deferred purchase price of property or services, (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (viii) all Indebtedness of others referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Knowledge” when used with respect to the Company means the actual knowledge of Mark Mettelman, Keith Mathis and/or Robert Bruderman.

“Legal Proceeding” means any judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal), claims, complaints, disputes, investigations, actions or governmental proceedings.

“Liabilities” means any debt, liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Lien” means any mortgage, pledge, deed of trust, lien (including, without limitation, environmental and tax liens), charge, adverse claim, security interest, title defect, encumbrance, charge or other similar restriction, lease, sublease, option, easement, encroachment or other adverse claim of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership or encumbrance, other than as a result of U.S. securities Laws.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is materially adverse to the Business, Assets, Liabilities, financial condition, prospects or results of operations of a party and its subsidiaries taken as a whole; provided, however, that that the foregoing shall not include any event, circumstance, change or effect resulting from (A) any change in law, rule or regulation or GAAP or interpretations thereof, (B) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on such party and its subsidiaries, (C) general changes in the securities industry, except those events, circumstances, changes or effects that adversely affect such party and its subsidiaries to a materially greater extent than they affect other entities operating in the securities industry or (D) the public announcement of the transactions contemplated hereby.

"Merger Consideration” means the Base Merger Consideration and the Additional Contingent Consideration, if any.

“Organizational Documents” with respect to any corporation, means its articles or certificate of incorporation and by-laws, and with respect to any other type of entity, its organizational documents including limited liability company agreements and partnership agreements.

"Parent Common Stock” means the common stock, par value $.0001, of Parent.

"Parties” means the Company and Sellers, on the one hand, and Merger Sub and Parent, on the other hand.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, and for which assessments or other charges are not yet due and payable or are due but not delinquent or due but being contested in good faith by appropriate proceedings: (i) statutory liens for Taxes, assessments or other governmental charges not yet due and payable, (ii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens imposed by Law arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days, (iii) pledges or deposits made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, or similar legislation or to secure public or statutory obligations, (iv) purchase money liens and liens securing rental payments under capital lease arrangements, and (v) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Permitted Transfer” shall mean, with respect to any Person, any Transfer by such Person to: (a) any Affiliate of such Person; and (b) if such Person is a natural person, (i) any lineal descendant or ancestor or sibling (by birth or adoption) of such Person, (ii) any spouse or former spouse of any of such Person or any such descendant, ancestor or sibling of such Person, (iii) any legal representative or estate of such Person or any such descendant, ancestor or sibling of such Person, (iv) any trust maintained for the benefit of such Person or any such descendant, ancestor or sibling of such Person and (v) any corporation, private charitable foundation or other organization controlled by such Person or any such descendant, ancestor or sibling of such Person.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“subsidiary” with respect to any Person (other than a natural Person), means any other Person of which (i) the first mentioned Person or any subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its subsidiaries, or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its subsidiaries.

“Tax Return” means all returns, information returns, estimates, declarations, statements, certifications, forms, reports or other information (together with all schedules and other information included therewith) required to be supplied to any Taxing Authority relating to Taxes.

“Taxes” means (i) all foreign, U.S. federal, state or local taxes, fees, assessments, levies or other charges whatsoever, including, without limitation, all income, gross receipts, minimum, alternative minimum, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, municipal, capital, stamp, transfer, license, payroll, service, occupation, ad valorem, net worth, disability, estimated, severance, VAT and workers’ compensation taxes, or any liability for any of the foregoing together with all interest, penalties and additions imposed by any Governmental Entity responsible for the imposition of any Tax (foreign or domestic) (a “Taxing Authority”) and (ii) liability for the payment of any amounts of the type described in (i) as a result of being a party to any agreement or any express or implied obligation to indemnify another Person.

“Transaction Documents” shall mean the Note, the Pledge Agreement, the release referred to in Section 5.9 hereof, the employment and consulting agreements for the persons listed on Annex A and the 338 Election Forms.

“Transfer” shall mean any sale, assignment, pledge, hypothecation or other disposition or encumbrance, either voluntarily or involuntarily and with or without consideration.

ARTICLE II
THE MERGER; CLOSING

2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below) and subject to the provisions of applicable Laws, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Florida in accordance with the provisions of applicable Law, articles of merger or other document necessary to effect the Merger (“Articles of Merger”) (the time of such filing with the Secretary of State of the State of Florida, or such later time as may be agreed in writing by Parent and the Sellers and specified in the Articles of Merger, being the “Effective Time” with respect to the Merger) as soon as practicable on or after the Closing Date.

(b) At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the provisions of applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties thereof shall become the debts, Liabilities and duties of the Surviving Corporation. The terms of the articles of incorporation and by-laws of Merger Sub prior to the Merger shall be the articles of incorporation and by-laws of the Company as surviving corporation of the Merger. The individuals listed on Exhibit 2.1 hereto shall be the officers and directors of the Surviving Corporation at the Effective Time of the Merger.

(c) From and after the Effective Time, each Seller shall cease to have any rights as a shareholder of the Company.

(d) The Company shall arrange that all outstanding options, warrants, convertible debt and other derivative securities of the Company that are not exercised for or converted into Company Shares prior to the Effective Time shall be cancelled as of the Effective Time without the payment of any consideration by the Company. Other than as contemplated or permitted by this Agreement, without the consent of Parent, which consent may be withheld in Parent’s absolute discretion, the Company will not issue any of its securities after the date hereof and prior to the earlier of the date this Agreement is terminated and the Effective Time.

2.2 Effect on Interests; Merger Consideration.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of the Company or the Sellers, each of the Company Shares that are issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive a pro rata portion of (i) an aggregate of $7,500,000 in cash (“Cash Merger Consideration”), (ii) an aggregate of $12,500,000 worth of Parent Common Stock (“Stock Merger Consideration”), (iii) a promissory note in the aggregate principal amount of $5,000,000 in substantially the form of Exhibit A hereto (“Note”), and (iv) an aggregate of $2,000,000 worth of Parent Common Stock representing reimbursement for the Company’s shareholders’ equity as determined in accordance with GAAP (“Net Worth”) of at least $3,500,000 at the Closing Date and which shall remain in the Company following the Closing (“Net Worth Reimbursement”, and together with the Cash Merger Consideration, the Note and the Stock Merger Consideration, “Base Merger Consideration”), that has been designated and allocated amongst the Sellers as set forth in Schedule 2.2 of the Disclosure Letter. The Note will bear interest at 2.50% per annum and will be payable in twelve (12) equal quarterly installments of $416,666.67 in payment of principal plus accrued interest beginning 90 days from the Closing Date. For purposes of calculating the number of shares of Parent Common Stock to be issued hereunder, the Parties will use $1.814 per share (“Agreed Stock Price”). In the event that it is determined that the Company’s Net Worth at the Closing Date is less than $3,500,000, then the Sellers shall promptly pay to Parent an amount in cash equal to the difference between the Net Worth at the Closing Date and $3,500,000. Each share of common stock, $.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $.0001 par value per share, of the Surviving Corporation.

(b) Additional Contingent Consideration.

(1)	Additional Definitions: In addition to the definitions set forth elsewhere in this Agreement, the following definitions shall apply:

(A)	"Additional Contingent Consideration” shall mean an aggregate payment of up to $15,000,000, 50% of which will be payable in cash and 50% of which will be payable in Parent Common Stock based on the Agreed Stock Price, which shall be payable in the 39th month following the Closing Date and which amount shall be subject to the conditions and adjustments set forth herein.

(B)	"Adjusted Net Profit” shall mean an amount equal to the consolidated net income of the Surviving Corporation and its Subsidiaries calculated in accordance with GAAP as applied by Parent in connection with the preparation of its financial statements and consistent with past practice plus or minus any Other Adjustments and excluding amortization of intangible assets arising out the transactions contemplated under this Agreement and federal income taxes.

(C)	"Other Adjustments” shall mean any item of income or expense that would under GAAP be classified as “extraordinary.”

(D)	"Three Year Net Profit” shall mean the aggregate Adjusted Net Profit for the 36 month period following the Closing Date.

(2)	Calculation of Additional Contingent Consideration. The amount of any Additional Contingent Consideration that shall be paid shall be calculated as follows:

Three Year Net Profit Amount	Additional Contingent Consideration Payable

$21,000,000 or greater	$15,000,000

$15,000,000 less $2.00 for each $1.00 below
$18,000,000 — $20,999,999	$21,000,000

$15,000,000 less $2.50 for each $1.00 below
$15,000,001 — $17,999,999	$21,000,000

$15,000,000 or less	$0

(3)	Additional Consideration. The Additional Contingent Consideration shall be allocated pro rata amongst the Sellers as set forth in Schedule 2.2 of the Disclosure Letter and the Representatives (as defined in Section 9.13 hereof) shall provide Parent with written payment instructions for payment of the Additional Contingent Consideration at least five (5) business days before payment is due. Sellers and the Company agree and acknowledge that the Three Year Net Profit may be subject to a variety of contingencies, both foreseeable and unforeseeable, over which Parent may have no control, including without limitation, the state of the economy generally and the industry in which the Business operates, regulatory changes, the continuation of existing business relationships and the development of new relationships. Accordingly, no assurances can be given as to any level of Additional Contingent Consideration that will be paid and Parent has not promised Sellers any specific amount. Sellers and the Company further agree and acknowledge that Parent and its Affiliates are engaged in activities similar to the Business separate and apart from the Business, the revenues and profitability of which shall have no bearing or relationship whatsoever to the calculation of the Three Year Net Profit hereunder. For purposes of calculating the Three Year Net Profit, the Adjusted Net Profit from any business acquired by the Surviving Corporation after the date hereof shall be excluded. However, the recruitment of any registered representatives, investment adviser representatives or agents thereof who affiliate with the Surviving Corporation after the Closing Date shall be included for purposes of calculating the Adjusted Net Profit. The Parties acknowledge and agree that the Additional Contingent Consideration is intended for all purposes as consideration for the Company Shares, rather than compensation for services.

(4)	Sellers agree and acknowledge that Parent shall have full authority to operate, and allocate resources among, its various Affiliates and businesses in accordance with its business judgment. Without in any way derogating from the foregoing, during the 36 months following the Closing Date, Parent shall, in operating and controlling the business of the Surviving Corporation, (i) operate the Surviving Corporation and its subsidiaries as a separate broker-dealer, registered investment adviser and insurance agency, (ii) take into account historical practices of the Business to the extent Parent deems such practices reasonable and appropriate, (iii) allow the management of the Surviving Corporation to contract with such registered representatives, investment adviser representatives or independent registered investment advisers as such management, in its sole reasonable discretion, deems appropriate and in the best interest of the Surviving Corporation consistent with past practice and using such forms of contracts that are consistent with the Company’s past practices, (iv) cause Parent and its Affiliates (other than the Surviving Corporation) to not solicit, hire or contract with registered representatives, investment adviser representatives or independent registered investment advisers of the Surviving Corporation (except with the consent of the Representatives), (v) cause the Surviving Corporation to not solicit, hire or contract with registered representatives, investment adviser representatives or independent registered investment advisers of any Parent Affiliates (except with the consent of Parent) and (vi) not deprive the Surviving Corporation of resources or other assets in a manner which unreasonably prevents the Sellers from earning any Additional Contingent Consideration. In addition, the Parties currently intend for the 36 months following the Closing Date for the Board of Directors of the Surviving Corporation to consist of five directors, including Robert Bruderman, Mark Mettelman and Keith Mathis, subject to their ceasing to serve as directors due to death, disability or termination for “Cause” as defined in such director’s employment or consulting agreement with the Surviving Corporation, and two individuals designated by Parent. The Parties agree and acknowledge that the Surviving Corporation may distribute any profits generated to Parent on a regular basis. Nothing herein obligates Parent or the Surviving Corporation to conduct its business in a manner to maximize the possibility that the Additional Contingent Consideration will be payable hereunder and nothing herein creates a fiduciary duty on the part of Parent or the Surviving Corporation to the Sellers in respect of the Additional Contingent Consideration.

(c) In the 38th month following the Closing, Parent shall deliver to the Representatives a written statement (“Additional Contingent Consideration Statement”) describing the amount of the Three Year Net Profit and the amount of Additional Contingent Consideration payable. Parent’s computation of the Three Year Net Profit and the Additional Contingent Consideration, as the case may be, shall be considered conclusive and binding upon the Sellers unless, within ten (10) days of the Representatives’ receipt of such report, the Representatives notify Parent that they disagree with Parent’s computation and deliver a schedule setting forth the Sellers’ computation of the Three Year Net Profit and the Additional Contingent Consideration in issue. Should the Parties disagree or dispute the timing, calculation or payment of consideration due to Sellers pursuant to this Section 2.2, the Parties shall resolve the matter pursuant to the dispute resolution process specified in Section 2.2(d). Parent’s obligation to pay the Additional Contingent Consideration shall be tolled pending the resolution of such dispute.

(d) Dispute Resolution Process. If the Parties disagree or dispute the timing, calculation or payment of consideration due to Sellers pursuant to this Section 2.2, they shall jointly select a mutually acceptable accounting firm to resolve such objections. If Parent and the Representatives are unable to agree on the choice of an accounting firm, they will select an accounting firm which is registered with the Public Company Accounting Oversight Board by lot (after excluding the regular outside accounting firms of Parent and the Company). The accounting firm will determine the amount of the Three Year Net Profit in accordance with this Agreement and will determine the amount of Additional Contingent Consideration payable, if any. Parent and the Representatives shall provide the accounting firm, within fifteen (15) days of its selection, with a definitive statement of the position of such Party with respect to each unresolved objection and will advise the accounting firm that the Parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Parent will provide the accounting firm access to the books and records of the Surviving Corporation. Parent and the Representatives shall use their best efforts to cause the accounting firm to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection within 30 days of its appointment. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. Parent will revise the Additional Contingent Consideration Statement as appropriate to reflect the resolution of any objections to the calculation of the Three Year Net Profit and/or Additional Contingent Consideration pursuant to this Section 2.2(d). If Parent and the Representatives submit any unresolved objections to an accounting firm for resolution as provided in this Section 2.2(d), Parent, on the one hand, and the Sellers, jointly and severally, on the other hand, shall each pay one-half of the fees, costs and expenses of the accounting firm (including legal fees and costs). Within ten (10) business days after the date on which the Additional Contingent Consideration is finally determined pursuant to this Section 2.2(d), Parent will deliver to the Sellers the aggregate amount of the Additional Contingent Consideration, if any, payable hereunder.

2.3 Payment of Cash Merger Consideration. On the Closing Date, Parent agrees to pay Sellers, by wire transfer of immediately available funds in U.S. Dollars to the account of the Representatives, on behalf of Sellers, designated by the Representatives in Schedule 2.3 of the Disclosure Letter, an amount equal to the Cash Merger Consideration. The Representatives will distribute any Cash Merger Consideration to be paid under this Agreement in accordance with the allocations set forth in Schedule 2.3 of the Disclosure Letter.

2.4 No Transfers of Additional Contingent Consideration. The right to receive any Additional Contingent Consideration may not be Transferred by any Person other than pursuant to a Permitted Transfer.

2.5 Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, at 10:00 a.m., New York City time, not later than the second business day following the satisfaction or waiver of the conditions set forth in ARTICLE VI or at such other place, time and date as the parties may agree.

2.6 Security Interests. To secure payment of the Note, at the Closing, concurrently with the issuance of the Note, Parent shall grant to the Sellers a first priority security interest in the capital stock of the Surviving Corporation in accordance with the Pledge Agreement in the form annexed hereto as Exhibit B (the “Pledge Agreement”) to be executed, delivered and entered into at the Closing. Concurrently with the execution and delivery of the Pledge Agreement, Parent shall deliver to the Representatives all certificates evidencing the Company Shares, properly endorsed in blank for transfer together with any stock transfer powers, appropriately executed, as may be necessary to transfer such Company Shares to the Sellers, as provided in the Pledge Agreement.

2.7 Deliveries by Parent. At the Closing, Parent shall deliver to Sellers the following:

(a) The Cash Merger Consideration by wire transfer of immediately available funds to the account designated pursuant to Section 2.3;

(b) The certificate to be delivered pursuant to Section 6.3(c);

(c) Common stock certificates of Parent representing the Stock Merger Consideration and Net Worth Reimbursement allocated amongst the Sellers in the amounts set forth in Schedule 2.2 of the Disclosure Letter;

(d) the Note;

(e) the Pledge Agreement;

(f) an incumbency and authority certificate from the duly appointed secretary of Parent in such form as shall be reasonably satisfactory to Sellers; and

(g) Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Sellers.

2.8 Deliveries by Sellers and the Company. At the Closing, Sellers shall deliver to Parent the following:

(a) The certificate to be delivered pursuant to Section 6.2(c);

(b) All minute books, stock record books (or similar registries) and corporate (or similar) records and seals of the Company and its Subsidiaries;

(c) Stock certificates representing the Company Shares for surrender;

(d) A receipt acknowledging payment of the Base Merger Consideration by Parent in full satisfaction of Parent’s obligations under Section 2.2 (but subject to any further obligations contained in this Agreement);

(e) The general release and discharge in favor of the Company and its Subsidiaries referred to in Section 5.9;

(f) An incumbency and authority certificate from the duly appointed secretary of the Company in such form as shall be reasonably satisfactory to Parent; and

(g) Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Parent.

2.9 Further Assurances; Post-Closing Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a Party.

2.10 Lock-Up. Each Seller agrees that except for a Permitted Transfer, such Seller shall not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the Stock Merger Consideration or shares received in payment of the Additional Contingent Consideration (the "Restricted Shares”), and/ or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Shares, except as set forth below:

(A)	Stock Merger Consideration Shares: $3,500,000 worth of the shares of Parent Common Stock constituting the Stock Merger Consideration to be issued at Closing shall not be subject to the foregoing transfer restrictions at the Closing Date; an additional $3,000,000 worth of such shares of Parent Common Stock shall not be subject to the foregoing transfer restrictions on the first anniversary of the Closing Date; an additional $3,000,000 worth of such shares of Parent Common Stock shall not be subject to the foregoing transfer restrictions on the second anniversary of the Closing Date; and an additional $3,000,000 worth of such shares of Parent Common Stock shall not be subject to the foregoing transfer restrictions on the third anniversary of the Closing Date.

(B)	Additional Contingent Consideration Shares: One-third of the shares of Parent Common Stock to be issued in payment of the Additional Contingent Consideration shall not be subject to the foregoing transfer restrictions on the date of issuance of such shares; one-third of such shares of Parent Common Stock shall not be subject to the foregoing transfer restrictions on the date that is four months following the date of issuance of such shares; and one-third of such shares of Parent Common Stock shall not be subject to the foregoing transfer restrictions on the date that is the eighth month following the date of issuance of such shares.

For purposes of determining the number of shares of Parent Common Stock subject to the exceptions to the lock-up restrictions in Section 2.10(A) above, the Parties will use the Agreed Stock Price. The Restricted Shares shall bear appropriate legends reflecting the foregoing restrictions. The parties hereto agree that the shares of Parent Common Stock comprising the Net Worth Reimbursement Consideration shall not be deemed Restricted Shares and shall not be subject to the restrictions contained in this Section 2.10.

2.11 Notice of Sale. Each Seller hereby agrees to provide Parent with at least ten (10) days notice prior to the sale by such Seller of any Parent Common Stock received pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE SELLERS

Subject to the exceptions set forth in the disclosure letter delivered to Parent prior to the execution of this Agreement (“Disclosure Letter”), Sellers and/or the Company as indicated in the specific representation and warranty represent and warrant to Parent that:

3.1 Company/Corporate Matters.

(a) Organization. The Company represents and warrants that the Company and each subsidiary of the Company (each a “Subsidiary”) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, each has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and each is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification or license, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect. Each of the Sellers (if not a natural person) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization. A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company is set forth in Schedule 3.1(a) of the Disclosure Letter.

(b) Organizational Documents. The Company represents and warrants that it has furnished to Parent a complete and correct copy of the Organizational Documents of the Company and each Subsidiary, in each case as currently in effect. All such Organizational Documents are in full force and effect and no other organizational documents are applicable to, or binding upon, the Company or any Subsidiary. Sellers have made available to Parent complete and correct copies of the minutes of the meetings or written consents of the shareholders, members, partners (or other equity holders) and the board of directors (or similar bodies) and any committee thereof of the Company and each Subsidiary.

(c) Company Shares. The Company represents and warrants that there are 100,000 Company Shares outstanding and these constitute all outstanding Equity Securities of the Company and have been duly authorized and are validly issued. There are no other Equity Securities of the Company. The Merger of the Company as contemplated by this Agreement is not subject to any preemptive right, right of first refusal or other similar right or restriction, except as set forth in the Company Agreement. Each Seller represents and warrants that he, she or it is the record and beneficial owner of, and has good and valid title to, his, her or its respective number of Company Shares as set forth in Schedule 3.1(c) of the Disclosure Letter, free and clear of any Liens. Upon consummation of the Merger, Parent will acquire good and valid title to his, her or its Shares, free and clear of any Liens.

(d) Company Subsidiaries. The Company represents and warrants that all of the Equity Securities of each Subsidiary that are issued and outstanding are owned by the Company. All issued and outstanding Equity Securities of each Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of any Liens. There are no issued and outstanding Equity Securities, rights or obligations which are convertible into, exchangeable for, or exercisable to acquire any Equity Securities of any Subsidiary.

(e) Agreements with Respect to Equity Securities of the Company. The Company represents and warrants that, other than the Organizational Documents and the Company Agreement of the Company, the Second Amended and Restated Shareholders’ Agreement dated as of February 20, 2004 and the Organization Documents of each Subsidiary, there are no, and neither the Company nor any Subsidiary is bound by or subject to any, (i) preemptive or other outstanding rights, subscriptions, options, warrants, conversion, put, call, exchange or other rights, agreements, commitments, arrangements or understandings of any kind pursuant to which the Company or any Subsidiary, contingently or otherwise, is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any Equity Securities of the Company or any Subsidiary; (ii) shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary is bound relating to the holding, voting, sale, purchase, redemption or other acquisition of Equity Securities of the Company or any Subsidiary; or (iii) agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Equity Securities of the Company or any Subsidiary. Except for this Agreement and any Organizational Document of the Company and each Subsidiary, neither the Company nor any Subsidiary is, or is obligated to become, a party to any Contract for the sale of or is otherwise obligated to sell, transfer or otherwise dispose of any Equity Securities of the Company or any Subsidiary.

(f) No Equity Interests or Other Outstanding Investment Obligations. Company warrants and represents that, except with respect to the ownership of Equity Securities of each Subsidiary or as set forth in Schedule 3.1(f) of the Disclosure Letter, neither the Company nor any Subsidiary owns, directly or indirectly, beneficially or of record, any Equity Securities or interests in any other Person. Neither the Company nor any Subsidiary is a party to any shareholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any Equity Securities of any other Person. There are no outstanding obligations of the Company or any Subsidiary to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise), and neither the Company nor any Subsidiary currently has outstanding any such investment or provision of funds, to any other Person. To the Knowledge of Company, no Person is in default with respect to such Person’s obligation to repay any loan to the Company or any Subsidiary.

(g) Consents. The Company represents and warrants that, except for required FINRA approvals and except as set forth in Schedule 3.1(g) of the Disclosure Letter, no Consent of or with any Governmental Entity or third Person (in respect of any Contracts to which the Company or any Subsidiary is a party by which one or more of them is bound or to which their Assets are subject) is required to be obtained, made or effected by or with respect to Sellers, the Company or any Subsidiary in connection with the execution and delivery of this Agreement by Sellers or the Company or the performance of their obligations hereunder.

(h) Due Authorization. Each of the Sellers and the Company represent and warrant that: (i) he, she or it has full power and authority to enter into this Agreement, to perform his, her or its obligations hereunder and consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by each of the Sellers and the Company of this Agreement and the consummation by each of the Sellers and the Company of the transactions contemplated hereby have been duly authorized by all necessary action of each of the Sellers and the Company; and (iii) this Agreement has been duly executed and delivered by each of the Sellers and the Company; and (iv) assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of each of the Sellers and the Company, enforceable against each of the Sellers and the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(i) No Conflicts. Each of the Sellers represents and warrants that: (i) the execution and delivery of this Agreement by him, her or it, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby will not (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under (A) the Organizational Documents of that Seller or (B) subject to obtaining the consents referred to in Section 3.1(g), any Law, Governmental Order or Permit to which that Seller is a party or by which that Seller or his, her or its respective properties or assets is subject or bound, except for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of that Seller to consummate the transactions contemplated hereby; (ii) result in the creation of, or give any third party the right to create, any Lien upon the assets of that Seller or any Subsidiary; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any material contract to which that Seller or any Subsidiary is a party, including, but not limited to, the Company’s clearing agreements and its real estate lease for its corporate headquarters located in Norcross, Georgia; or (iv) result in any suspension, revocation, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to that Seller or any Subsidiary.

3.2 Financial Statements. The Company represents and warrants that:

(a) The Company has provided to Parent correct and complete copies of the audited consolidated balance sheets of Company and the Subsidiaries as of December 31, 2007, December 31, 2006 and December 31, 2005 and the related audited consolidated statements of income, stockholders’ equity and cash flows for the years then ended (including the notes thereto) (collectively, “Audited Financial Statements”). The Audited Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto); (ii) have been prepared in accordance with the published rules and regulations of any Governmental Entity with which such Audited Financial Statements are required to be filed, in each case, as such rules and regulations existed at the time such Audited Financial Statements were so required to be filed, and (iii) present fairly, in all material respects, the financial conditions and the results of operations of the Company and the Subsidiaries as at the dates thereof and for the periods then ended.

(b) The Company has provided to Parent complete and correct copies of monthly unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company and the Subsidiaries for each month from January 2008 to May 2008, and unaudited consolidated balance sheets of the Company and the Subsidiaries as at the end of each such period (collectively, “Company Unaudited Financial Statements” and, together with the Audited Financial Statements, “Financial Statements”). The Company Unaudited Financial Statements (i) have been prepared in accordance with GAAP (except that the Company Unaudited Financial Statements are subject to normal year-end adjustments and do not contain all footnote disclosure required by GAAP) applied on a consistent basis throughout the periods covered thereby; (ii) have been prepared in accordance with the published rules and regulations of any Governmental Entity with which such Company Unaudited Financial Statements are required to be filed, in each case, as such rules and regulations existed at the time such Company Unaudited Financial Statements were so required to be filed; and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as at the dates thereof and the consolidated results of operation, changes in stockholders’ equity and cash flows of the Company and the Subsidiaries for the periods then ended, subject to normal year-end adjustments.

(c) The books of account and other similar financial books and records of the Company and its Subsidiaries have been maintained, in all material respects, in accordance with good business practice in the industry in which they operate, are complete and correct in all material respects and there have been no material transactions that are required by either applicable regulatory requirements or by good business practice in the industry in which they operate to be set forth therein and which have not been so set forth. Copies of all such books and records have been made available to Parent.

(d) Except as otherwise expressly noted in the Financial Statements or set forth in Schedule 3.2(d) of the Disclosure Letter, the accounts and notes receivable of the Company and its Subsidiaries reflected on the balance sheets included in the Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are, to the Knowledge of the Company, legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are, to the Knowledge of Company, not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are, to the Knowledge of the Company, collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company or any Subsidiary.

3.3 Absence of Undisclosed Liabilities. The Company represents and warrants that, except for Liabilities (i) reflected or reserved against in the Financial Statements, (ii) disclosed in Schedule 3.3 of the Disclosure Letter or (iii) incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2007 that, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect on the Company and the Subsidiaries, the Company and the Subsidiaries do not have any Liabilities.

3.4 Events Subsequent to Latest Financial Statements. The Company represents and warrants that, since December 31, 2007, (i) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) there has been no change, development or effect or combination of changes, developments or effects that, individually or in the aggregate, have had or resulted or could reasonably be expected to have or result in a Material Adverse Effect. Since December 31, 2007, neither the Company nor any Subsidiary has declared, set aside or paid any dividends or distributions on, or made any other distributions in respect of, Equity Securities other than those distributions listed in Schedule 3.4 of the Disclosure Letter.

3.5 Taxes. The Company represents and warrants that:

(a) The Company and each Subsidiary (and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member) has timely filed all federal and foreign, state and local Tax Returns that are required to be filed by it and all such Tax Returns are true and correct in all material respects. For each taxable year or period (“Tax Period”) of the Company and its Subsidiaries ended on or after December 31, 2003, the Company has made available to Parent correct and complete copies of all such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary.

(b) No Taxing Authority is now asserting or, to the Knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional Taxes. Except as set forth in Schedule 3.5(b) of the Disclosure Letter, there are no current audits of any Tax Return filed by the Company or any Subsidiary, and neither the Company nor any Subsidiary has been notified by any Taxing Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any Subsidiary is in force. No waiver or agreement by the Company or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

(c) All Taxes which the Company or any Subsidiary has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or shall be duly and timely paid to the proper Taxing Authority (whether or not shown to be due and payable on any Tax Return).

(d) Neither the Company nor any Subsidiary has any liability for any Taxes of any Person other than the Company or such Subsidiary (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(e) There are no Liens on any of the Assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes.

(f) The Tax Periods of the Company and each Subsidiary for all U.S. federal, foreign, state and local income Taxes end on December 31.

(g) Neither the Company nor any Subsidiary is a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments to any Person after the Closing Date.

(h) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction. Schedule 3.5(h) of the Disclosure Letter contains a list of all jurisdictions to which any Taxes are properly payable by the Company or any Subsidiary.

(i) Elections regarding “Subchapter S” status or “Qualified Subchapter S Subsidiary” status with respect to United States federal income Taxes have been made for the Company and each Subsidiary; similar elections have been made with respect to similar status in each state in which such elections are permissible and in which the Company or the Subsidiaries are subject to liability for income Taxes; all such elections are valid and in effect and have been continuously in effect, with respect to the Company and each Subsidiary, since the date such elections were made and neither the Company nor any Subsidiary has any liability for United States federal and, for such states, state Taxes, in each case, based on income.

(j) All registered representatives of the Company or any Subsidiary are properly classified as independent contractors for tax purposes.

(k) No property of the Company or its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or property that the Company or any Subsidiary will be required to treat as being owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(l) Schedule 3.5(l) of the Disclosure Letter sets forth each jurisdiction in which each Seller has nexus and is required to file a state or local Tax Return.

3.6 Litigation. The Company represents and warrants that, except as set forth in Schedule 3.6 of the Disclosure Letter, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.

3.7 Compliance with Laws; Permits; Customer Complaints. The Company represents and warrants that:

(a) Since their respective dates of formation, the business of the Company and each Subsidiary has not been, and is not being, conducted in violation of any applicable federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, declaration, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), other than such violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries. Neither the Company nor any Subsidiary or any of their respective assets or properties is subject to any material Governmental Order. The Company and the Subsidiaries have not received any notice from any applicable Governmental Entity, and to the Knowledge of the Company, none is threatened, alleging that the Company or any Subsidiary is violating or has, since January 1, 2003, violated, or is not complying or has not, since January 1, 2003, complied with, any of the foregoing.

(b) The Company and each Subsidiary has all governmental permits, licenses, franchises, certificates, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to operate its properties and Assets and conduct its business as presently conducted (“Permits”). All Permits are in full force and effect. Except as set forth in Schedule 3.7 of the Disclosure Letter, there has occurred no material breach of or default (with or without notice or lapse of time or both) under any Permit and neither the Company nor any Subsidiary has received any notice, and there has been no action, suit or proceeding filed, commenced or, to the Knowledge of the Company, threatened alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or to impose any fine, penalty or other sanctions. The Company and each Subsidiary have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all of their Permits in full force and effect, except in each case for any Permits the failure of which to be in full force and effect, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect.

(c) Customer complaints reportable on Form U-4 which have been made since January 1, 2004 against the Company, any of its Subsidiaries, any registered investment advisers that are affiliated with the Company or any of its Subsidiaries or any of their respective registered representatives are set forth in Schedule 3.7(c) of the Disclosure Letter and copies of each such complaint have been furnished or made available to Parent. Except as set forth in Schedule 3.6 of the Disclosure Letter, no such complaints are pending, or to the Knowledge of the Company threatened, as of the date of this Agreement.

3.8 Employee Benefits. The Company represents and warrants that:

(a) Schedule 3.8 of the Disclosure Letter sets forth all benefit or compensation plans, programs, practices (e.g., payroll practices), employment agreements and other contracts, policies or arrangements covering current or former employees of the Company and any Subsidiary (“Employees”) or with respect to which the Company or any Subsidiary has any Liability for such Employees, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), deferred compensation, severance, change in control, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (“Benefit Plan”). The Company has furnished or made available to Parent true and complete copies of the most recent annual report (Form 5500), financial statement, actuarial valuation and favorable determination letter, if any, with respect to each Benefit Plan.

(b) The Benefit Plans have been operated and maintained in all material respects in accordance with its terms and with ERISA, the Code and other applicable Laws and all tax Liabilities and penalties related to the Benefit Plans have been satisfied.

(c) There has been no amendment to, announcement by the Company or any Subsidiary relating to, or change in employee participation or coverage under, the Benefit Plans which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, approval of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will, under the terms of the Benefit Plans, (i) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, the Benefit Plans, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate the Benefit Plans or (iv) result in payments under the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

3.9 Labor Matters. The Company represents and warrants that neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to any Employees and to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees.

3.10 Real Property. The Company represents and warrants that:

(a) Neither the Company nor any Subsidiary owns any real property.

(b) Other than as set forth in Schedule 3.10(b) of the Disclosure Letter, neither the Company nor any Subsidiary is party to any real property leases or subleases. Sellers have provided to Parent a complete and correct copy of each lease or sublease set forth in Schedule 3.10(b) of the Disclosure Letter and any and all material ancillary documents pertaining thereto to which the Company or any Subsidiary is a party or is bound. Each lease set forth in Schedule 3.10(b) of the Disclosure Letter is in full force and effect and, to the Knowledge of the Company, is enforceable against the landlord or counterparty which is party thereto in accordance with its terms, and there exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of the Company or any Subsidiary under any such lease. Neither the Company nor any Subsidiary has assigned or sublet its interest under any such lease.

(c) Except as, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect, the Company and each Subsidiary own (or in the case of leased or licensed assets or properties, have a valid right to use) all of the Assets and properties of any kind or nature reasonably necessary for the conduct of the Business as presently conducted.

(d) To the Knowledge of the Company (i) the property subject to the leases set forth in Schedule 3.10(b) of the Disclosure Letter is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used, and (ii) the Company has rights of egress and ingress with respect to such leases that is sufficient for it to conduct the Business consistent with past practice.

3.11 Tangible Personal Property. The Company represents and warrants that either the Company or the Subsidiaries have good, valid and marketable title to or, in the case of leased Assets, a valid, binding and enforceable leasehold interest in, all tangible Assets reflected on the audited combined balance sheet dated December 31, 2007 as being owned by the Company or any Subsidiary or purchased or acquired by the Company or any Subsidiary after December 31, 2007 (except for tangible Assets sold since such date in the ordinary course of business consistent with past practice), in each case free and clear of any Liens other than Permitted Liens.

3.12 Intellectual Property. The Company represents and warrants that all material trademarks, trade names, copyrights, Internet Domain names and applications therefor (“Intellectual Property”) used in the operation of the Business (other than packaged computer software that is used materially in accordance with the licenses therefor) are owned by or registered in the name of the Company or the Subsidiaries. No interest in any of such Intellectual Property has been assigned, transferred or licensed to any Person by the Company or any Subsidiary, and, to the Knowledge of the Company, there is no infringement or asserted infringement by any Person of any Intellectual Property of another the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No claim is pending by the Company or any Subsidiary against others to the effect that the present or past operations of such Person infringes upon or conflict with the rights of the Company any Subsidiary to the Intellectual Property, and to the Knowledge of the Company, no reasonable grounds for such action exist. There are no pending or, to the Knowledge of Company threatened, threats of cancellation or revocations of any agreement granting to the Company or any Subsidiary any Intellectual Property right of a third person, which, individually or in the aggregate, would reasonably be likely to result in a Material Adverse Effect.

3.13 Contracts. The Company represents and warrants that Schedule 3.13 of the Disclosure Letter lists all Material Contracts. The term “Material Contracts” means all of the following types of Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective Assets is bound or otherwise subject (other than Organizational Documents and Intellectual Property agreements):

(a) each Contract which (i) is reasonably likely to involve consideration or Indebtedness of more than $25,000, in the aggregate over the term of such Contract, (ii) has a term longer than two years or (iii) is exclusive, or which, in any case, cannot be cancelled without penalty or further payment and without more than 90 days’ notice;

(b) any agreements with customers relating to the clearing of futures or securities transactions, the custody of assets or the extension of credit, real property leases, Benefit Plans, and all material insurance policies maintained by the Company and any Subsidiary and which are in force as of the date hereof;

(c) all Contracts with respect to any hedging, swap, forward, future or derivative transaction or option or similar Contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or any similar transaction or any combination of these transactions;

(d) all Contracts that limit, or purport to limit, the ability of the Company or any Subsidiary before or after the Closing to compete in any line of business or with any Person or to operate in any geographic area or during any period of time;

(e) all material Contracts not made in the ordinary course of business; and

(f) all other Contracts, whether or not made in the ordinary course of business, which are material to the Company or any Subsidiary, or the absence of which, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect.

Sellers have provided to Parent complete and correct copies of all of the Material Contracts. Each Material Contract is in full force and effect and, to the Knowledge of the Company, valid, binding and enforceable against the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equity principles. None of the Company, the Subsidiaries or, to the Knowledge of the Company, any other Person is in breach or violation of, or default under, any Material Contract. To the Knowledge of the Company, no event has occurred which would, and the consummation of the transactions contemplated hereby will not, result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract.

3.14 Affiliate Transactions. The Company represents and warrants that other than as described in the notes to the Financial Statements, there are no transactions or agreements between the Company or any Subsidiary, on the one hand, and any Affiliate or partner, employee, officer or director of the Company, on the other, that require the fulfillment of any obligations, Liabilities or payments by the Company or any Subsidiary on or after the Closing Date.

3.15 Brokers, Finders. Each Seller represents and warrants for himself, herself or its self that there is no investment banker, broker, finder or similar intermediary that has been retained by, or is authorized to act on behalf of, him, her or it who is or may be entitled to any fee, commission, or other compensation or expense reimbursement in connection with the transactions contemplated by this Agreement. The Company represents and warrants that there is no investment banker, broker, finder or similar intermediary that has been retained by, or is authorized to act on behalf of Company or any Subsidiary who is or may be entitled to any fee, commission or other compensation or expense reimbursement in connection with the transactions contemplated by this Agreement.

3.16 Certain Brokerage Matters. The Company represents and warrants that:

(a) Neither the Company nor any Subsidiary has in effect any “soft dollar” arrangements with any of its customers that do not come within the “safe harbor” provisions of Section 28(e) of the Exchange Act.

(b) To the Knowledge of the Company, all sales literature used by the Company and each Subsidiary since January 1, 2003 does not contain any misstatement of a material fact and does not omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances in which such statements are made.

(c) The Company:

(i) is a registered broker-dealer with the United States Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Exchange Act; a full and complete copy of its Form BD, as amended (“Form BD”) has been made available to Parent; neither the Form BD nor any amendment thereto contains any untrue statement of material fact or omits to state a material fact required to be stated in order to make the statements contained therein, in the light of the circumstances in which they were made, not misleading;

(ii) is a member in good standing with FINRA and, except as set forth in Schedule 3.16(c) of the Disclosure Letter, there has not been, since January 1, 2003, nor is there currently pending or, to Sellers’ knowledge, threatened in writing, any disciplinary proceeding undertaken by FINRA concerning the Company or, to Sellers’ knowledge, any of its officers, directors, partners, employees, registered principals or registered representatives;

(iii) is registered with the Central Registration Depository under CRD Number 25803;

(iv) is duly registered with the Security Investors Protection Corporation (“SIPC”) and has paid or has made adequate provision for the payment of all SIPC assessments as of and through December 31, 2008;

(v) has been and is in compliance with the applicable net capital provisions of the Exchange Act and the applicable rules of all self-regulatory organizations including, without limitation, all applicable regulatory net capital requirements (including any applicable “early warning” and “expansion-contraction” capital requirements);

(vi) has adopted record-keeping systems that comply with the requirements of Section 17 of the Exchange Act and the rules and regulations promulgated thereunder and the rules of any securities exchange having jurisdiction with regard to it, and maintains its records in accordance therewith;

(vii) is not, nor is any Affiliate of it, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, nor is it subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of, its registration as a broker-dealer under Section 15 of the Exchange Act and, to the Sellers’ knowledge, there is no current investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation; no “principals” (as defined in Section 8a(2) of the Commodity Exchange Act of 1936, as amended) of the Company are subject to any of the provisions of Section 8 of the Commodity Exchange Act that would permit the Commodity Futures Trading Commission, subject to the terms of such section, to refuse to register or to suspend or revoke the registration of any of them;

(viii) has a “security entitlement” (as defined in the Uniform Commercial Code) in all securities or investments held or purported to be held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with past practices to secure its obligations. Such securities are valued on the Company’s books in accordance with GAAP;

(ix) as of May 30, 2008, owes no fees or assessments to any self-regulatory organization for which bills have been received by it;

(x) since January 1, 2005, has not made any contributions or payments, or failed to disclose any other information, that would be required to be disclosed by the Company or any Subsidiary on Forms G-37/G-38t of the Municipal Securities Rule Making Board (“MSRB”) or recorded by the Company or any Subsidiary pursuant to MSRB Rule G-8(a)(xvi);

(xi) is not acting as a specialist unit for any securities on any securities exchange;

(xii) currently has in effect a blanket broker-dealer fidelity bond as summarized in Schedule 3.16(c) of the Disclosure Letter; and

(xiii) has filed all of its FOCUS Reports required to be filed by it since January 1, 2003, true copies of which have been made available by the Sellers to Parent. The consolidated financial statements of the Company and the Subsidiaries filed with such FOCUS Reports have been prepared, in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial position of the Company and the Subsidiaries at the respective dates thereof and its results of operations for the periods covered thereby, except in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosure.

(d) Swaps, etc. All swap, forward future, option, or any similar agreements or arrangements executed or arranged by the Company were entered into (i) in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties believed at the time to be financially responsible; and each of them constitutes the valid and legally binding obligation of the Company and, to the Sellers’ knowledge, such counter-parties, enforceable in accordance with its terms against the Company and, to the Sellers’ knowledge, such counter-parties, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law). Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

3.17 Investment Advisers. The Company represents and warrants that the Company and each Subsidiary of the Company which is an investment advisor:

(a) is, and has been at all times, a registered investment adviser with the SEC pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”). Full and complete copies of its Form ADV, as amended (the “Form ADV”) have been made available to Parent and neither the Form ADV nor any amendment thereto contains any untrue statement of material fact or omits to state a material fact required to be stated in order to make the statements contained therein, in the light of the circumstances in which they were made, not misleading;

(b) is not prohibited by any section of the Investment Advisers Act, or the rules and regulations thereunder, from acting as an investment adviser;

(c) has not been, nor, to the Knowledge of the Company, has any Affiliate, director, officer, employee or registered representative thereof been, in connection with the performance of his/her duties and/or services for such investment adviser, since January 1, 2002, convicted of any crime or been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of, or limitation of the activities of, an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder; nor, to the Knowledge of the Company, is there a current investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in any such denial, suspension, revocation, or limitation;

(d) has not been, nor has, to the Knowledge of the Company, any Affiliate, director, officer, employee or registered representative thereof been, in connection with the performance of his/her duties and/or services for such investment adviser, (A) subject to any cease and desist, censure or other disciplinary or similar order issued by, (B) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (C) a party to any commitment letter or similar undertaking to, (D) subject to any order or directive by or (E) a recipient of any supervisory letter from, any Governmental Entity;

(e) has not been, nor has, to the Knowledge of the Company, any Affiliate, director, officer, employee or registered representative been, in connection with the performance of his/her duties and/or services for such investment adviser, except as already set forth in the Form ADV, subject to any other form of liability or discipline, whatsoever, whether imposed by a Governmental Entity, which would be required to be disclosed on Form ADV;

(f) has adopted a formal code of ethics and policies to prevent insider trading (to the extent required under applicable Law). Such code and policies complies, in all material respects, to the extent applicable thereto, with Section 204A of the Investment Advisers Act;

(g) is duly registered in any state or other jurisdiction where its business as an investment adviser would require registration, has filed all necessary reports and such reports are accurate and complete in all material respects, and is otherwise in compliance with all laws of the state or other jurisdiction regarding such registration and such business activities;

(h) is the only company required to be registered as an investment adviser in any jurisdiction or with any Governmental Entity, and no Affiliate, director, officer, employee or registered representative thereof is, to the Knowledge of the Company, in connection with the performance of his/her duties and/or services for such investment adviser, subject to any material liability or disability by reason of his/her failure to register;

(i) has at all times been in compliance with the terms of each investment advisory contract to which it is a party and no event has occurred or condition exists that constitutes, or with notice or the passage of time will constitute, an event of default, except as would not have a Material Adverse Effect on the Company. Each such investment advisory contract complies with the restrictions set forth in Section 205 of the Investment Advisers Act;

(j) has acquired for any assignment prior to the date hereof, and will acquire for assignments in connection with the Merger, client consent for the assignment of each investment advisory contract, as required by Section 205 of the Investment Advisers Act;

(k) has not deviated from the standard forms of investment advisory contracts and addenda thereto used in the Business, each of which is attached to Schedule 3.17(k) of the Disclosure Letter, except for changes relating to compensation or changes that are not materially adverse to the interests of such investment adviser; and

(l) has maintained and preserved books and records that comply with Section 204 of the Investment Advisers Act and the rules promulgated thereunder and has disseminated no advertising material in contravention of Rule 206(4)-1.

3.18	Insurance Matters. The Company represents and warrants that the Company and each of its Subsidiaries:

(a) to the extent applicable, with NASD Rules 2820 and 2821 governing the activities of members with regard to the offer and sale of variable contracts and has maintained appropriate compensation records in accordance therewith;

(b) has, to the extent applicable, substantially followed the guidelines set forth in NASD IM-2210-2 as it applies to its communications to the public about variable annuities, whether those communications be individualized letters, presentations, sales literature or advertisements;

(c) is, to the extent required, licensed as an authorized insurance agency in each jurisdiction in which it presently offers or sells insurance and, to the extent required, each of its employees and independent contractors that offers or sells insurance in such jurisdiction on behalf of the Company or its Subsidiaries (and solely with respect to his/her offer and sale thereof) is licensed as an authorized insurance agent in such jurisdiction, in each case, for the type of insurance the Company or its Subsidiaries presently offer or sell in such jurisdictions; and meets, and, to Knowledge of the Company, each of its employees and independent contractors that effectuates such offers and sales meets (and solely with respect to his/her offer and sale thereof), in all material respects, all statutory and regulatory requirements of all applicable Governmental Entities which have jurisdiction over such offers or sales. Schedule 3.18(c) of the Disclosure Letter sets forth each state in which the Company and each Subsidiary is an admitted or non-admitted insurance agent; and for each state in which it is non-admitted, but is required to be admitted, whether it has been approved or disapproved; and

(d) has not, nor has, to the Knowledge of the Company, any employee or independent contractor thereof, been disciplined in any manner by any Governmental Entity for activity related to the offer or sale of insurance by the Company or its Subsidiaries, except as listed in Schedule 3.18(d) of the Disclosure Letter.

3.19 Disclosure. The Company and each Seller represent and warrant with respect to his, her or its representations and warranties that no representation or warranty contained in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made. The Company represents and warrants that no information contained in the Disclosure Letter furnished to Parent by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made.

3.20 Internal Controls. The Company represents and warrants that the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent complete and correct copies of (A) all written descriptions of such internal accounting controls that are, as of the date hereof, in the possession or immediate control of the Company, and (B) all policies, manuals and other documents promulgating, such internal accounting controls.

3.21 Investment Intent. Each Seller represents and warrants that he, she or it is acquiring the Stock Merger Consideration, the Net Worth Reimbursement and the right to receive any Additional Contingent Consideration (collectively, “Stock Consideration”) for their own accounts, for the purpose of investment only. Sellers are acquiring the Stock Consideration not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws. Sellers have not, directly or indirectly, offered the Stock Consideration to anyone or solicited any offer to buy the Stock Consideration from anyone, so as to bring such offer and sale of the Stock Consideration by the Sellers within the registration requirements of the Securities Act. Sellers agree and acknowledge that (i) the Stock Consideration is not registered under any federal or state securities laws, (ii) certificates evidencing such shares shall bear appropriate restrictive legends, (iii) such shares must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available and (iv) Parent shall have the right to direct the transfer agent of its common stock to place a stop transfer order against such certificates unless an opinion of counsel has been provided to the transfer agent indicating that such shares have been registered for resale or an exemption for the transfer of such shares is available. Accordingly, each Seller will not sell, convey, transfer or offer for sale any of the Stock Consideration except in compliance with the Securities Act, any applicable state securities Laws or pursuant to any exemption therefrom. Sellers have been furnished with, or have been provided access to, all reports that Parent has filed with the Commission, and anything else which the Sellers have requested relating to the foregoing and have been afforded the opportunity to obtain any additional information deemed necessary or advisable by Sellers and/or their respective representatives to evaluate Sellers’ acquisition of the Stock Consideration set forth herein. Each Seller believes that he or she has been fully apprised of all facts and circumstances necessary to permit him or her to make an informed decision about acquiring the Stock Consideration, that he or she has sufficient knowledge and experience in business and financial matters, that he or she is capable of evaluating the merits and risks of an investment in the Stock Consideration, that he or she has the capacity to protect his or her own interests in connection with the transactions contemplated hereby and understands that he or she may be required to hold the Stock Consideration for an indefinite period and acknowledges that he or she can bear the loss of his or her entire investment in the Stock Consideration.

3.22 No Illegal or Improper Transactions. The Company represents and warrants that to the Knowledge of the Company, since January 1, 2002, neither the Company, any Subsidiary nor any officer, director, employee, registered representative, agent or Affiliate of the Company or any Subsidiary on behalf thereof has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any Subsidiary, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in each case with respect to items (a), (b) and/or (c), in any manner which is in violation of any applicable ordinance, regulation or Law. To the Knowledge of the Company, no Employee or registered representative of the Company, any Subsidiary or any Investment Adviser affiliated with the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime, or the violation or possible violation of any applicable law, in each case, by the Company, any Subsidiary or any Investment Adviser affiliated with the Company. As of the date hereof, no Person to the Knowledge of the Company has asserted or has threatened to assert, any claim for any Proceeding, against the Company or any Subsidiary arising out of any discharge, demotion, suspension, threat, harassment or any discrimination against an employee or registered representative of such company because of any act of such Employee or registered representative described in 18 U.S.C. § 1514A(a).

3.23 Bank Accounts. The Company represents and warrants that Schedule 3.23 of the Disclosure Letter sets forth the name of each bank or brokerage firm with which the Company or any Subsidiary has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank or brokerage firm and the names of all Persons authorized to draw thereon or to have access thereto; and the names of all Persons, if any, holding tax or other powers of attorney from the Company or any Subsidiary other than in the ordinary course of business.

3.24 Licensed Employees. The Company represents that it has made available to Parent a true and complete list of all registered representatives of the Company and any Subsidiary and other Persons holding securities or insurance licenses in connection with their duties performed for the Company and any Subsidiary and each state or jurisdiction in which each individual is so registered.

3.25 Restrictions on Business Activities. The Company represents and warrants that, except as disclosed in Schedule 3.25 of the Disclosure Letter, there is no agreement, commitment, judgment, injunction, order or decree binding specifically upon the Company or any Subsidiary or their respective Assets or to which the Company or a Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or impairing the business practices of the Company or any Subsidiary as currently conducted or any acquisition of property by the Company or any Subsidiary that would otherwise be permitted by applicable Law.

3.26 Environmental Matters. The Company represents and warrants that, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole, (a) neither the Company nor any Subsidiary has violated or is in violation of any Environmental Law; (b) none of the real properties currently or formerly leased or operated by the Company or any Subsidiary (including, without limitation, air, soils and surface and ground waters) is contaminated with any Hazardous Substance; (c)  neither the Company nor any Subsidiary is actually or alleged in writing to be liable for any off-site contamination by Hazardous Substances; and (d) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law in order to conduct its business as presently conducted

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Sellers as follows:

4.1 Corporate Matters.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

(b) Each of Parent and Merger Sub has full power and authority to enter into this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent and Merger Sub, and this Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

4.2 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not (i) result in any violation of the Organizational Documents of Parent or Merger Sub or (ii) subject to obtaining the Consents referred to in Section 4.2(b), conflict with, breach or violate any Law, Governmental Order or Permit to which Parent or Merger Sub is a party or by which it or its properties or assets is subject or bound, except in the case of clause (ii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated hereby, nor will it have a Material Adverse Effect on the Surviving Corporation.

(b) Except for required FINRA approvals and approvals of the SEC and the American Stock Exchange, no Consent of or with any Governmental Entity or third party (in respect of any Contracts to which Parent or any of its Affiliates is a party or by which it or any of its Affiliates is bound or to which its or any of its Affiliates’ assets are subject) is required to be obtained, made or effected by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except for such Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, and would not have a Material Adverse Effect on the Surviving Corporation.

4.3 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, that question the validity of this Agreement or that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, or would have a Material Adverse Effect on the Surviving Corporation.

4.4 Availability of Funds. Parent shall have at the Closing cash in an aggregate amount sufficient for Parent to pay the Cash Merger Consideration and to consummate the Merger.

4.5 Brokers, Finders. Neither Parent nor Merger Sub has any Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

4.6 SEC Filings. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act. Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC since the filing of Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2006 (each such filing, together with Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2006, an “SEC Report”). Each SEC Report, as of its respective filing date and, if subsequently amended, as of the respective filing date of each subsequent amendment thereto: (a) was prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent and its subsidiaries included in the SEC Reports (“Parent Financial Statements”) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and the Parent Financial Statements have been prepared from and in accordance with the books and records of Parent and in accordance with GAAP applied on a consistent basis during the periods covered, except as may be indicated in the notes thereto, subject to normal year-end audit adjustments in the case of all financial statements that are interim or unaudited financial statements, and fairly present the financial condition of Parent and its subsidiaries as of their respective dates and the results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby in accordance with GAAP in all material respects.

4.7 Merger Sub.

(a) At the time of execution of this Agreement, at closing and immediately following closing, Merger Sub shall have no liabilities or obligations except those contained in or created by this Agreement and those assumed from the Company by virtue of the Merger.

(b) The Company has received a true and correct copy of all Organizational Documents of Merger Sub that will become Organizational Documents of the Surviving Corporation. Such Organization Documents will be in full force and effect for, and no other Organization Documents will be applicable to, or binding upon the Surviving Corporation immediately upon consummations of the Merger. The Company has received complete and correct copies of all minutes of meetings, written consents, resolutions and other corporate actions of the shareholders and directors of Merger Sub that occurred prior to the consummation of the Merger.

(c)  Merger Sub has not at the time of execution of this Agreement and will not have upon consummation of the Merger engaged in any activities other than those required for the Merger.

4.8 Regulatory Matters. There are no regulatory proceedings against Parent or any subsidiary of Parent pending or, to the knowledge of Parent, threatened by the SEC, FINRA, the American Stock Exchange or any other governmental or self-regulatory agency, any adverse outcome of which would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or have a Material Adverse Effect on the Surviving Corporation.

4.9 No Prior Liens. There does not exist at the time of execution of this Agreement and will not exist at Closing any contract or agreement that could result in the existence of any Lien that would be senior to or could otherwise limit, restrict or interfere with Sellers’ exercise of any of Sellers’ rights pursuant to the security interest granted to Sellers in the stock of the Surviving Corporation pursuant to the Pledge Agreement.

4.10 Taxes.

(a) Immediately prior to the consummation of the Merger, Merger Sub will owe no taxes.

(b) Parent has not failed to file any tax returns that would be reasonably likely to have a Material Adverse Effect upon the Surviving Corporation.

(c) No Taxing Authority is now asserting or, to the knowledge of Parent, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional taxes that would be reasonably likely to have a Material Adverse Effect on the Surviving Corporation.

4.11 Agreements with Respect to Equity Securities of the Company. Other than the Organizational Documents of Merger Sub, there are no, and neither Merger Sub nor any of its shareholders are a party to, bound by or subject to any, (i) preemptive or other outstanding rights, subscriptions, options, warrants, conversion, put, call, exchange or other rights, agreements, commitments, arrangements or understandings of any kind pursuant to which Merger Sub or any Merger Sub shareholder, contingently or otherwise, is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any Equity Securities of Merger Sub; (ii) shareholder agreements, voting trusts, proxies or other agreements or understandings to which Merger Sub or any Merger Sub shareholder is a party or to which Merger Sub or any Merger Sub shareholder is bound relating to the holding, voting, sale, purchase, redemption or other acquisition of Equity Securities of Merger Sub; or (iii) agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Equity Securities of Merger Sub. Except for this Agreement and any Organizational Document of the Merger Sub, neither Merger Sub nor any Merger Sub shareholder is, or is obligated to become, a party to any Contract for the sale of or is otherwise obligated to sell, transfer or otherwise dispose of any Equity Securities of the Merger Sub.

4.12 No Equity Interests or Other Outstanding Investment Obligations. Merger Sub does not own, directly or indirectly, beneficially or of record, any Equity Securities or interests in any other Person. Other than this Agreement, Merger Sub is not a party to any shareholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any Equity Securities of any other Person. Other than this Agreement, there are no outstanding obligations of Merger Sub to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise) to any other Person.

4.13 Compliance with Laws. Neither Parent nor any of its subsidiaries or any of their respective assets or properties is subject to any material Governmental Order that would be reasonably likely to have a Material Adverse Effect on the Surviving Corporation.

ARTICLE V
COVENANTS

5.1 Conduct of the Company and the Subsidiaries.

(a) From the date hereof through the Closing, except as expressly provided in this Agreement or as otherwise consented to in writing in advance by Parent (such consent not to be unreasonably withheld), Sellers shall cause the Company and the Subsidiaries to conduct their businesses only in the ordinary course of business consistent with past practice and Sellers shall cause the Company and the Subsidiaries to use all commercially reasonable efforts to (i) preserve intact their respective material Assets, current business organizations and material relationships with third parties, (ii) make all filings, pay all fees and take all other actions necessary to operate the Business, (iii) preserve, in all material respects, the goodwill and relationships with customers, suppliers and others having significant business dealings with such businesses, (iv) maintain in full force and effect until the Closing substantially the same levels of coverage of insurance with respect to the Assets, operations and activities of the Company and the Subsidiaries as are in effect as of the date of this Agreement, (v) comply in all material respects with all Laws applicable to any of the Company and the Subsidiaries, (vi) maintain in full force and effect, and comply with, all of the material Permits, (vii) maintain their respective books and records in accordance with past practice, (vii) upon the reasonable request of Parent, confer with Parent concerning operational matters and (ix) otherwise report periodically to Parent, upon the reasonable request of Parent, concerning the status of the business, operations and finances of the Company and the Subsidiaries.

(b) From the date hereof through the Closing, except as expressly provided in this Agreement, described in Schedule 5.2(b) of the Disclosure Letter or consented to in writing in advance by Parent (such consent not to be unreasonably withheld), Sellers shall cause the Company and the Subsidiaries to not:

(i) amend or modify their Organizational Documents or corporate structure, or the terms of any Equity Securities;

(ii) (A) issue or otherwise encumber any Equity Securities of the Company or any Subsidiary, (B) declare or pay any dividends or distributions on, or make any other distributions in respect of, any Equity Securities of the Company or any Subsidiary, or (C) purchase, redeem or otherwise acquire or dispose of any Equity Securities of the Company or any Subsidiary;

(iii) incur any Indebtedness, make any investment in, or make any loan, advance or capital contribution to, any Person or make any capital expenditure otherwise than in the ordinary course of business consistent with past practice or in an aggregate amount in excess of $25,000;

(iv) (A) sell, lease or otherwise dispose of, or extend or exercise any option to sell, lease or otherwise dispose of, any material Assets or (B) mortgage or pledge any Assets of the Company or any Subsidiary, or create or suffer to exist any Lien (other than a Permitted Lien) thereupon, in each case other than in the ordinary course of business consistent with past practice;

(v) fail to maintain its books and records in accordance with GAAP or make any material change in any method of accounting or Tax, pension or accounting practice, policy, principle or procedure, except as required by any changes in GAAP or applicable Law;

(vi) amend any Tax Return, file any claim for a refund, change any method of Tax accounting, make or change any election or settle or compromise any liability with respect to Taxes that could reasonably be expected to result in an increase in Tax liability of Parent or the Company or any Subsidiary after the Closing Date;

(vii) pay, discharge, cancel or satisfy (a) Taxes or (b) any claims or Liabilities, other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business consistent with past practice;

(viii) cancel, amend or waive any claims or rights of substantial value;

(ix) commence, compromise or settle, or take any material action with respect to, any Legal Proceedings;

(x) except as may be required under the terms of the Benefit Plans or by Law (1) adopt, amend or terminate any Benefit Plan (other than any termination of a Benefit Plan in connection with the Merger); (2) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under a Benefit Plan, to the extent not already provided in such Benefit Plan; (3) change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined, except as may be required by GAAP; (4) forgive any loans to directors, officers or Employees of the Company or any Subsidiary or any Seller; or (5) forgive any loans to any registered representatives other than in the ordinary course of business consistent with past practice;

(xi) grant, pay or provide to any director, officer, registered representative or Employee of the Company or and Subsidiary any severance or termination payments or benefits or any increase in or enhancement to wages, commissions, bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits; or

(xii) take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.

5.2 Filings; Other Actions. Each of Parent and Sellers shall, and Sellers shall use reasonable efforts to cause the Company and its Subsidiaries to, cooperate with each other and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all Consents and Permits necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

5.3 Access and Information.

(a) Subject to applicable Laws relating to the exchange of information, prior to the Closing, Sellers shall provide and shall use reasonable efforts to cause the Company to provide to Parent and its representatives after the date of execution of this Agreement any information and documents reasonably requested by Parent primarily relating to the Company and its Subsidiaries and their respective businesses, operations, affairs, properties, books and records and shall use commercially reasonable efforts to provide Parent and its representatives with reasonable access to personnel from Tauber & Balser, P.C. directly involved in the audit of the 2007 Audited Financial Statements (it being understood that all such access shall be coordinated through Company).

(b) To the extent permissible under applicable Law, from the Closing until the fourth anniversary of the Closing, Parent will afford to Sellers and their agents reasonable access at reasonable times to the books, records and auditors of the Company and its Subsidiaries to the extent reasonably required by Sellers for financial reporting and accounting matters and the preparation and filing of any Tax Returns for any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by Sellers may not unreasonably interfere with the conduct of the business of the Surviving Corporation or Parent. From and after the Closing, Sellers shall (i) hold all information relating to the Company and its Subsidiaries or the Business possessed by or subject to the control of Sellers (including all information provided or obtained pursuant to the immediately preceding sentence) in strict confidence and use of such information by Sellers and its representatives in the same manner and to the same degree as it restricts disclosure of its own confidential information and such restrictions are to remain in effect after the Closing without any time limitation and (ii) not use any such information to the detriment of the Business.

5.4 No Solicitation; Acquisition Proposals. Between the date hereof and the Closing (or earlier termination of this Agreement pursuant to ARTICLE VIII), each of Barry Hixon, Mark Mettelman and Robert Bruderman and the Company shall not, and shall cause the Sellers’, the Company’s and its Subsidiaries’ respective Affiliates, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by Sellers, the Company or any Subsidiary) to not, directly or indirectly, initiate, solicit or knowingly encourage any Acquisition Proposal, or furnish any information to any other Person with respect to, or agree to, any Acquisition Proposal. Between the date hereof and the Closing (or earlier termination of this Agreement pursuant to ARTICLE VIII), each Seller other than those listed in the preceding sentence shall not, and shall cause such Seller’s Affiliates and their respective directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by such Seller) to not, directly or indirectly, initiate, solicit or knowingly encourage any Acquisition Proposal, or furnish any information to any other Person with respect to, or agree to, any Acquisition Proposal. Each Seller shall promptly notify Parent after receipt of any Acquisition Proposal or any request for information relating to the Company or any Subsidiary by any Person who has informed such Seller that such Person is considering making, or has made, an Acquisition Proposal (which notice shall identify the Person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and each Seller shall keep Parent informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal or request.

5.5 Publicity. Sellers, on the one hand, and Parent, on the other hand, shall, and the Representatives shall cause the Company and its Subsidiaries to, consult with each other prior to issuing the initial press releases regarding the transactions contemplated by this Agreement and any other press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with, or rules of, any applicable securities exchange.

5.6 Listing and Registration of Shares. Prior to the Closing Date, Parent will file an application for the listing of shares of Parent Common Stock which comprise the Stock Merger Consideration, the Net Worth Reimbursement and the stock portion of the Additional Contingent Consideration (collectively, “Consideration Shares”) on the American Stock Exchange (“AMEX”) and shall use best reasonable efforts to cause such additional listing application to be approved by the AMEX Listing Qualification Office on or before the Closing Date. Parent shall file a registration statement with the SEC registering the offer and sale of all of the Consideration Shares by the holders thereof within twenty (20) business day following the Closing Date and shall use best reasonable efforts to cause such registration statement to be declared effective by the SEC promptly following such filing. Parent shall bear all expenses incident to such listing and the filing of such registration statement. For a period of five (5) years from the Closing Date, Parent will use reasonable efforts to keep such registration statement effective and will use reasonable efforts to cause the Consideration Shares to remain listed on a national securities exchange or such other market as may be the principal market on which the Parent Common Stock is quoted or listed.

5.7 Tax Matters.

(a) Representatives will file, or cause to be filed, timely Tax Returns for the Company and its Subsidiaries for the Tax Period ending on or immediately before the Closing Date and all other Tax Returns required to be filed (taking into account all duly obtained extensions) on or before the Closing Date. Such Tax Returns shall be prepared and filed in a manner which is consistent with past practice and no position shall be taken and no election shall be made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior Tax Periods (including, but not limited to, positions that would have the effect of deferring income to Tax Periods after the Closing Date or accelerating deductions to Tax Periods ending on or prior to the Closing Date). Parent will file, or cause to be filed, timely Tax Returns for the Company and its Subsidiaries for Tax Periods beginning on or after the Closing Date and all other Tax Returns required to be filed (taking into account all duly obtained extensions) after the Closing Date. Sellers and Parent agree to provide the other party with such information as is necessary or appropriate to permit such other party to fulfill its Tax filing requirements.

(b) Sellers shall be liable for and shall indemnify and hold Parent harmless from any and all Taxes imposed on the Company or the Surviving Corporation for any Tax Period that ends on or before the Closing Date and, with respect to any Tax Period that ends after the Closing Date, the portion of such Tax Period ending on and including the Closing Date (“Pre-Closing Taxes”). Parent shall pay or cause to be paid to Sellers any refunds of Taxes attributable to any Pre-Closing Taxes that are received by Parent or the Surviving Corporation after the Closing Date, net of any costs attributable to the receipt of such refund, within thirty (30) days after the receipt of such refund.

(c) Where the Pre-Closing Taxes involve a Tax Period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the Tax Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Tax Period through the Closing Date and the denominator of which shall be the number of days in the Tax Period. Sellers shall pay to Parent an amount equal to the Pre-Closing Taxes due with any Tax Returns filed by Parent pursuant to Section 5.7(a) at least ten (10) days before Parent is required to cause to be paid the related Tax liability.

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes (excluding income taxes) and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid 50% by Parent and 50% by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Parent shall join in the execution of any such Tax Returns and documentation.

(e) Sellers shall indemnify Parent and the Surviving Corporation from and against (A) any Pre-Closing Taxes and all losses, claims, liabilities, costs and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and disbursements) (“Losses”) relating to such Taxes, including as a transferee or successor or by contract, (B) any Losses attributable to the breach of any representation or warranty contained in Section 3.5 or any covenant in this Section 5.7.

(f) Any Tax sharing or Tax allocation agreement or arrangement between Sellers, on the one hand, and the Company or any Subsidiary, on the other hand, is hereby terminated effective as of the Closing and shall have no further effect for any Tax year.

5.8 Non-Competition; Non-Solicitation.

(a) Each of Mark Mettelman, Barry Hixon and Robert Bruderman agrees that, for a period of three years from and after the Closing Date (or, if later, two years following termination of such Seller’s employment with Parent or its Affiliates, but in no event less than five years from the Closing Date), he shall not, without the prior written consent of Parent, directly or indirectly through another Person:

(i)	engage in a Competitive Business (as defined below) in the Geographical Areas (as defined below);

(ii)	hire, recruit, attempt to hire, solicit or assist others in recruiting or hiring any Person who is an executive, employee, client, customer, consultant or registered representative (including any known prospective registered representative) of the Company or any Subsidiary, Parent or any Affiliate of Parent (each, a “Restricted Person”) or induce or attempt to induce any such Restricted Person to terminate, cancel or withdraw his employment or business relationship with, or the provision of his services to, the Company, Parent or an Affiliate of Parent or to take employment with, or utilize the services of, another party other than the Company, Parent or an Affiliate of Parent. The previous sentence shall not preclude general solicitations in newspapers or similar mass media not targeted toward Restricted Persons; and

(iii)	register with any broker-dealer or affiliate with any registered investment adviser other than the Surviving Corporation or a Parent Affiliate.

Notwithstanding the foregoing, during the two years following termination of his employment with , or his service as an independent contractor to, Parent or its Affiliates, if such termination is later than the period of five years following the Closing Date, Robert Bruderman may provide asset management and brokerage services to his existing or former customers or clients.

(b) Keith Mathis agrees that, for a period of three years from and after the Closing Date (or, if later, two years (or one year with respect to subsections (i) and (iii) below) following termination of his employment with Parent or its Affiliates, but in no event less than four years from the Closing Date), he shall not, without the prior written consent of Parent, directly or indirectly through another Person:

(i)	engage in a Competitive Business (as defined below) in the Geographical Areas (as defined below);

(ii)	hire, recruit, attempt to hire, solicit or assist others in recruiting or hiring any Restricted Person or induce or attempt to induce any such Restricted Person to terminate, cancel or withdraw his employment or business relationship with, or the provision of his services to, the Company, Parent or an Affiliate of Parent or to take employment with, or utilize the services of, another party other than the Company, Parent or an Affiliate of Parent. The previous sentence shall not preclude general solicitations in newspapers or similar mass media not targeted toward Restricted Persons; and

(iii)	register with any broker-dealer or affiliate with any registered investment adviser other than the Surviving Corporation or a Parent Affiliate.

(c) Each Seller not listed in Sections 5.8(a) or (b) agrees that, for a period of four years from the Closing Date (five years from the Closing Date in the case of Nathan Stibbs), or if later, one year from the date that he or she last receives salary, Additional Contingent Consideration, commissions or other payment from Parent or its Affiliates, he or she shall not, without the prior written consent of Parent, directly or indirectly through another Person:

hire, recruit, attempt to hire, solicit or assist others in recruiting or hiring any Restricted Person or induce or attempt to induce any such Restricted Person to terminate, cancel or withdraw his employment or business relationship with, or the provision of his services to, the Company, Parent or an Affiliate of Parent or to take employment with, or utilize the services of, another party other than the Company, Parent or an Affiliate of Parent. The previous sentence shall not preclude general solicitations in newspapers or similar mass media not targeted toward Restricted Persons. This Section 5.8(c) shall not preclude or restrict any such Seller governed by Section 5.8(c) who is a registered representative of the Company or the Surviving Corporation from soliciting existing or former customers or clients of such registered representative.

(d) "Competitive Business” means owning, managing, operating, selling or controlling, or participating in the ownership, management, operation, sale or control of (i) any securities brokerage business (including the sale of variable annuity products), (ii) any investment advisory business, (iii) any business providing asset management services or (iv) any business marketing life insurance.

(e) "Geographical Areas” means the territorial United States. Sellers agree and acknowledge that the Company and subsidiaries of Parent conduct business in all 50 states.

(f) Sellers agree and acknowledge that (i) the scope and period of restrictions in Section 5.8 and the geographic area to which the restrictions apply are fair and reasonable and are reasonably required for the protection of Parent and its Affiliates (ii) Section 5.8 accurately describes the business to which restrictions are intended to apply and (iii) the obligations and restrictions contained in this Section 5.8 are an integral part of the consideration motivating Parent to enter into this Agreement and to complete the Merger. It is the intent of the parties that the provisions of this Section 5.8 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section 5.8 is adjudicated to be invalid or unenforceable, Section 5.8 will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this subsection (f) in the particular jurisdiction in which such adjudication was made.

5.9 Release of Obligations. At the Closing, Sellers shall, on behalf of themselves and with respect to any Seller that is not a natural person, such Seller’s equity holders, execute and deliver to Parent, for the benefit of the Company and its Subsidiaries, a general release and discharge, in form and substance reasonably satisfactory to Parent and the Representatives, releasing and discharging the Company and its Subsidiaries from any and all Liabilities to Sellers or any of Seller’s equity holders, except obligations arising in the normal course of business between Company and any Seller, which obligations are set forth in Schedule 5.9 of the Disclosure Letter, including any and all claims or causes of action that any such Person has against the Company, its Subsidiaries, officers, directors and employees, arising out of, relating to, or otherwise in connection with (i) the Company or (ii) the Company Shares and any rights associated therewith. In addition, Sellers shall take all actions necessary to terminate the Company Agreement effective as of the Effective Time.

5.10 Monthly Financial Information. Between the period commencing on the date hereof and ending on the earlier of the Closing Date or the date on which this Agreement is terminated, Sellers shall make available to Parent as soon as practicable following the filing thereof, the FOCUS Reports filed during such period with respect to the Company. The financial statements filed as part of such FOCUS Reports and such other financial statements shall be prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial position of the Company and its Subsidiaries at the respective dates thereof and their results of operations for the periods covered thereby, except, in each case, (A) to the extent notes to such Financial Statements or statements of shareholder’s equity and/or cash flows would be required for such conformity to GAAP, would disclose deviations from GAAP or would reflect matters that would impact such financial position or results of operations, and (B) that such Financial Statements are subject to normal adjustments that, if made as a result of an audit, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole

5.11 Section 338(h)(10) Election.

(a) At Parent’s request, Parent (and to the extent necessary, the Surviving Corporation) and Sellers jointly shall make timely and irrevocable elections under Section 338(h)(10) of the Code with respect to the Company pursuant to this Agreement and, if permissible, similar elections under any applicable state and local Tax laws (collectively, “Section 338 Elections”). Parent and Sellers agree not to take any action that could cause the Section 338 Elections to be invalid, and shall take no position contrary thereto unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any state, foreign or local law.

(b) As soon as practicable hereafter, Parent shall prepare Internal Revenue Service Form 8023 and any similar forms necessary to effectuate the Section 338 Elections under applicable state and local laws (collectively, “Section 338 Election Forms”). Sellers shall cooperate with Parent in the preparation of the Section 338 Election Forms and shall deliver duly completed, executed copies thereof on the Closing Date. Parent and Sellers shall cooperate with each other and take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338 Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 and comparable provisions of applicable state and local Tax Laws.

(c) Within one hundred twenty (120) days after Closing, Parent shall prepare a determination of the Aggregate Deemed Sales Price (“ADSP”) (as defined in the applicable Treasury Regulations under Section 338) and a proposed allocation of the ADSP among the assets of the Surviving Corporation (“Proposed Allocation”) and shall deliver the Proposed Allocation to the Representatives. Parent and the Representatives shall consult in good faith with regard to the determination of the ADSP and the Proposed Allocation; provided, however, that the Representatives shall accept Parent’s determination of the ADSP and the Proposed Allocation, to the extent that the ADSP and Proposed Allocation are reasonable and consistent with applicable Law (as finally agreed, “Final Allocation”). As soon as practicable after determination of the Final Allocation, Parent shall prepare consistently therewith Internal Revenue Service Form 8883 and any similar forms required by applicable state and local Tax laws (collectively, “Section 338 Allocation Forms”), and promptly deliver copies of the Section 338 Allocation Forms to the Representatives.

(d) Parent, the Surviving Corporation and Sellers shall file all Tax Returns (including but not limited to the Section 338 Election Forms and the Section 338 Allocation Forms) consistent with the Final Allocation and shall not voluntarily take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any foreign, state or local Law.

(e) Sellers shall bear all costs and expenses of preparing the Section 338 Election Forms, the Proposed and Final Allocations and the Section 338 Allocation Forms, other than costs and expenses incurred by Parent in connection with its review and execution thereof.

5.12 Merger Sub. Merger Sub will not before consummation of the Merger, and the Surviving Corporation will not after the Merger, borrow funds to pay the Base Merger Consideration.

ARTICLE VI
CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Sellers, Parent and the Company. The obligations of Sellers and Parent to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Sellers and Parent on or prior to the Closing Date of each of the following conditions:

(a) All required approvals by FINRA and the American Stock Exchange shall have been obtained.

(b) No Governmental Order shall have been entered and shall remain in effect, and no Law shall have been enacted, entered, enforced or promulgated by any Governmental Entity and be in effect, which in either case would restrain, enjoin or otherwise prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement. No investigation, review or Legal Proceeding by any Governmental Entity with respect to Parent, the Company or any Subsidiary shall be pending or, to the knowledge of Parent or Sellers, respectively, threatened, nor shall have any Governmental Entity indicated an intention to conduct the same.

6.2 Conditions to the Obligation of Parent. The obligation of Parent to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Parent on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties contained in ARTICLE III that is qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time, except to the extent that such representation or warranty is made as of a specified date, in which case as of such representation or warranty shall be true as of the specified date.

(b) Sellers shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them at or before the Closing.

(c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an officer of the Company, as to the fulfillment of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) The persons identified on Annex A shall have delivered the employment letters and consulting agreements referenced in the Recitals to this Agreement.

(e) Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or could reasonably be expected to have or result in, a Material Adverse Effect on the Company which continues to constitute a Material Adverse Effect.

(f) No Seller shall have elected appraisal rights.

6.3 Conditions to the Obligation of Sellers and the Company. The obligation of Sellers and the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Company and Sellers on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of Parent contained in this Agreement shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform and comply with its obligations under this Agreement, or would have a Material Adverse Effect on the Surviving Corporation, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

(b) Parent and Merger Sub shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by Parent or Merger Sub at or before the Closing.

(c) Parent shall have delivered to Sellers a certificate, dated the Closing Date and signed by an officer of Parent, as to the fulfillment of the conditions set forth in Section 6.3(a) and Section 6.3(b).

(d) Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or could reasonably be expected to have, a Material Adverse Effect on the Surviving Corporation which continues to constitute a Material Adverse Effect.

ARTICLE VII
INDEMNIFICATION

7.1 Survival; Effect of Materiality Qualifiers. (a) The representations and warranties in this Agreement shall survive the Closing as follows:

(i) the representations and warranties in Section 3.1, 3.15 and 4.5 shall survive the Closing indefinitely;

(ii) the representations and warranties in Section 3.5 shall survive the Closing and will not terminate until the date that is 30 days after the expiration of the applicable statute of limitations to the matters covered thereby; and

(iii) all other representations and warranties in this Agreement shall survive the Closing and will not terminate for three (3) years following the Closing Date.

(b) The covenants and agreements of the parties hereto contained in this Agreement shall, subject to the express terms thereof, survive the Closing indefinitely.

(c) No claim for indemnification, reimbursement or any other remedy pursuant to Section 7.2 or Section 7.3 may be brought with respect to breaches of representations or warranties contained herein after the applicable expiration date set forth in Section 7.1(a); provided, however, that if, prior to such applicable date, Parent shall have notified Sellers or the Sellers shall have notified Parent in writing of a claim for indemnification under this ARTICLE VII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this ARTICLE VII notwithstanding such expiration date.

7.2 Indemnification of Parent by Sellers. From and after the Closing Date, Robert Bruderman, Barry Hixon and Mark Mettelman, jointly and severally, and each other Seller, severally to the extent of his or her pro rata share, shall indemnify and save and hold harmless Parent and its Subsidiaries (including the Surviving Corporation) and their respective employees, officers, directors and Affiliates (collectively, “Parent Indemnified Parties”) from and against any Covered Losses resulting from, arising out of, or incurred in connection with: (i) any failure of any representation or warranty made by any Seller and/or the Company (other than those in Section 3.5, which shall be subject solely to the provisions of Section 5.7) to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date or if made as of a specified date, on that specified date; (ii) any non-fulfillment or breach of any covenant or agreement made by any Seller and/or the Company in this Agreement; and (iii) the conduct of the Business on or before the Closing Date, other than any Liability adequately reserved for on the Company’s consolidated financial statements as of the Closing Date and to the extent it constitutes a reduction in the Company’s Net Worth on that date.

7.3 Indemnification of Sellers by Parent. From and after the Closing Date, Parent shall indemnify and save and hold harmless Sellers and their officers, directors and Affiliates (collectively, “Seller Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of: (i) any failure of any representation or warranty made by Parent to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date; (ii) any non-fulfillment or breach of any covenant or agreement made by Parent in this Agreement; and (iii) any Liability arising out of the conduct of the Business after the Closing Date, other than Liabilities arising out of the acts or omissions of Sellers.

7.4 Procedures Relating to Indemnification.

(a) If an indemnified party shall desire to assert any claim for indemnification provided for under this ARTICLE VII in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of the Third-Party Claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

(b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the indemnified party therefor, it may assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and use reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The indemnifying party may pay, settle or compromise a Third-Party Claim with the written consent of the indemnified party, so long as such settlement includes (A) an unconditional release of the indemnified party from all Liabilities in respect of such Third-Party Claim, (B) does not subject the indemnified party to any injunctive relief or other equitable remedy and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(c) If an indemnified party shall desire to assert any claim for indemnification provided for under this ARTICLE VII other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing making specific reference to this Section 7.4(c) of this Agreement, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim; provided, however, that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party does not respond to such notice within 30 days after its receipt, it will have no further right to contest the validity of such claim.

7.5 Knowledge. Except for matters disclosed in the Disclosure Letter or to the extent representations and warranties are qualified by the knowledge of the party making the representation or warranty, no right of indemnification provided under this Agreement shall be limited in any respect by any investigation by any Person, whether pre-claim or post-claim, or the knowledge of any Person of any breach hereunder or the decision by any Person to complete the Closing.

7.6 Set-Off. Notwithstanding anything in this Agreement to the contrary, if Sellers are obligated to indemnify a Parent Indemnified Party under Article VII or Section 5.7 and after demand to the Representatives for payment thereof has gone unpaid for five business days, Parent may, in addition to any other rights that Parent has under this Agreement, in equity or at law, reduce (i) the Additional Contingent Consideration (in cash, or, if paid in Parent Common Stock, valued by using the Agreed Stock Price) or (ii) amounts payable under the Note by the amount of indemnification required to be paid by Sellers pursuant to Article VII or Section 5.7.

7.7 Indemnity Payments. All payments made pursuant to this ARTICLE VII and Section 5.7 (other than interest payments) shall be treated by the parties hereto as adjustments to the Merger Consideration for all tax purposes to the extent permitted by Law. An indemnity payment due and payable by an indemnifying party under this Article VII shall be decreased to the extent of any net reduction in Taxes actually realized by the indemnified party resulting from the Covered Losses.

7.8 Coordination with Tax Covenant. In the event any provision of this ARTICLE VII is inconsistent with any provision of Section 5.7, the provisions of Section 5.7 shall control.

ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of Parent and Sellers;

(b) By the Company or Parent, by written notice to the other party, if the Closing shall not have occurred by December 31, 2008, unless such date is extended by the mutual written consent of the Company, Sellers and Parent; provided, no party may terminate this Agreement pursuant to this Section 8.1(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date;

(c) By the Company, by written notice to Parent, if (i) at any time the representations and warranties of Parent contained in this Agreement shall fail to be true and correct, or Parent shall at any time have failed to perform and comply with all agreements and covenants of Parent contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be fulfilled and (ii) shall not have been cured within twenty (20) days of the receipt of written notice thereof by Parent from the Company; or

(d) By Parent, by written notice to the Company and Sellers, if at any time the representations and warranties of Sellers contained in this Agreement shall fail to be true and correct, or Sellers shall at any time have failed to perform and comply all agreements and covenants of Sellers contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be fulfilled and (ii) shall not have been cured within twenty (20) days of the receipt of written notice thereof by Sellers from Parent.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, legal and financial advisors, representatives, shareholders or Affiliates; provided, however, that the agreements contained in Sections 5.3, 5.5, 9.1 and this Section 8.2 shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability or damages resulting from any willful or intentional breach of this Agreement prior to the time of such termination.

ARTICLE IX
GENERAL PROVISIONS

9.1 Expenses. Except as otherwise specifically provided in this Agreement, Sellers, on the one hand, and Parent, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected.

9.2 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

9.3 Notices. All notices and communications hereunder shall be deemed to have been duly given and made only if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested or delivered by recognized overnight courier to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

(a)	if to Sellers or the Company:

Triad Advisors, Inc.
5185 Peachtree Parkway
Suite 280
Norcross, GA 30092
Attention: Mark Mettelman

with a copy to (which copy shall not constitute notice):

Page Perry LLC
1040 Crown Pointe Parkway
Suite 1050
Atlanta, GA 30338
Attention: Daniel I. MacIntyre

and

(b) if to Parent or Merger Sub:

Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
Attention: Richard J. Lampen, President

and

Ladenburg Thalmann Financial Services Inc.
520 Madison Avenue
New York, New York 10022
Attention: Joseph Giovanniello, Esq.

with a copy to (which copy shall not constitute notice):

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 19th Floor
New York, New York 10174-1901
Attention: David Alan Miller, Esq.

or, in each case, at such other address as may be specified in writing by notice to the other parties hereto.

9.4 Assignment; Successors; Third-Party Beneficiaries. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors, executors, administrators, legal representatives, heirs and permitted assigns of the respective parties hereto. All representations, warranties, covenants, agreements, rights and privileges made, granted or delivered to the Company pursuant to this Agreement or any document or agreement entered into or executed pursuant to this Agreement shall, following the Merger, vest in the Representatives to be exercised for the benefit of all Sellers as their interest may appear. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and the successors, executors, administrators, legal representatives, heirs and assigns permitted by this Section 9.4 any right, remedy or claim under or by reason of this Agreement, except that each indemnitee shall be a third party beneficiary with respect to ARTICLE VII and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.

9.5 Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

9.6 Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein and all documents delivered at closing or otherwise delivered hereunder) constitutes the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

9.8 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

9.10 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Florida, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

9.11 Consent to Jurisdiction, etc.

(a) The parties consent to exclusive jurisdiction in the United States District Court for the Southern District of Florida (and any courts from which appeals from judgments of that court are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court and, for all other disputes or claims, the parties consent to exclusive jurisdiction in the state courts located in Miami-Dade County, Florida (and any courts from which appeals from judgments of that court are heard). Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Florida State or Federal court in accordance with the provisions of Section 9.11(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.12 Equitable Relief. Irreparable damage would occur in the event that any of the provisions of this Agreement (including Section 5.4) were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.13 Representative. Each of the Sellers hereby appoints Mark Mettelman and Robert Bruderman as its, his or her exclusive agent and attorney-in-fact (the “Representatives”) (i) to give and receive notices and communications with respect to the provisions of this Agreement, (ii) to amend the terms of this Agreement, (iii) to agree to, negotiate, enter into settlements or compromises of matters arising under the provisions of this Agreement, and (iv) to take any and all actions necessary or appropriate in the judgment of the Representatives to be taken on behalf of Sellers under such provisions of this Agreement. Such agency is irrevocable and coupled with an interest; provided, however, that the Representatives shall have no authority to act on behalf of any Seller with respect to an indemnity claim under Section 7.2. Notwithstanding the foregoing, upon the death or incapacity of either Representative, or his ceasing to be an employee or independent contractor of the Company or the Surviving Corporation or any Affiliate, the remaining Representative shall be the sole Representative and shall notify the Parent of such change in writing. Notwithstanding the foregoing, upon the death or incapacity of both Representatives, or their both ceasing to be an employee or independent contractor of the Company, or the Surviving Corporation or any Affiliate the Sellers shall appoint a successor Representative and shall notify the Parent of such successor in writing. Any successor Representative must be an employee of the Company or the Surviving Corporation or any Affiliate. Notwithstanding the foregoing, no bond shall be required of the Representatives and Sellers shall be responsible for the expenses of the Representatives incurred in the course of their duties as Representative, including reasonable attorneys’ fees. Notices or communications to or from a Representative shall constitute notice to or from Sellers in respect of matters relating to this Agreement. Any decision, act, consent or instruction of a Representative shall constitute a decision, act or consent of all Sellers, and shall be final, binding and conclusive upon each Seller, and Parent may rely upon any decision, act, consent or instruction of a Representative as being the decision, act, consent or instruction of each and every Seller.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Triad Advisors, Inc., a Florida corporation
By: /s/ Mark C. Mettelman
Name: Mark C. Mettelman
Title: President

Triple Acquisition Inc., a Florida corporation
By: /s/ Brian L. Heller
Name: Brian L. Heller
Title: President

Ladenburg Thalmann Financial Services Inc., a Florida corporation
By: /s/ Richard J. Lampen
Name: Richard J. Lampen
Title: President and Chief Executive Officer

/s/ Mark C. Mettelman
Mark C. Mettelman,
individually as a Seller and as a Representative

/s/ Robert W. Bruderman
Robert W. Bruderman
individually as a Seller and as a Representative

/s/ John D. Killian under Power of Attorney for Barry C. Hixon
Barry C. Hixon

/s/ Robert W. Butler
Robert W. Butler

/s/ Kevin Lang
Kevin Lang

/s/ Charles Fullerton
Charles Fullerton

/s/ Richard Bordelon
Richard Bordelon

/s/ Hank Klausman
Hank Klausman

/s/ Karen Vining
Karen Vining

/s/ Mark McGarvey
Mark McGarvey

/s/ Stan Spackeen
Stan Spackeen

/s/ Frank Griffith
Frank Griffith

/s/ Michael Bryan
Michael Bryan

/s/ Craig Smith
Craig Smith

/s/ Marilyn Hosten
Marilyn Hosten

/s/ Chester Payne
Chester Payne

/s/ Keith Mathis
Keith Mathis

/s/ Jeffrey Rosenthal
Jeffrey Rosenthal

/s/ Nathan Stibbs
Nathan Stibbs

The Robert W. Bruderman Revocable Family Trust
Dated June 9, 2005

By: /s/ Robert W. Bruderman
Name: Robert W. Bruderman
Title: Trustee